                                                                       Exhibit 2
                                                                       ------- -

                           STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement (this "Agreement") dated as of June 14, 1999,
                                          ---------
is by and among RoweCom Inc. ("RoweCom"), a Delaware corporation; and Julie Sue
                               -------
Beckerman and David Rifkin (the "Stockholders").
                                 ------------

     The purpose of this Agreement is to effect the purchase by RoweCom from the Stockholders of all of the outstanding capital stock of Corporate Subscription Services, Inc. (the "Company"), a New Jersey corporation.
                     -------

     Certain terms used in this Agreement are defined in Section 10.

     1. Purchase and Sale of Shares. Each of the Stockholders agrees to and does sell and transfer to RoweCom, and RoweCom agrees to and does purchase and accept from such Stockholder, the shares of the Company's Common Stock, no par value, indicated below (collectively, the "Purchased Shares"):
                                           ----------------

            Name            No. of Shares
            ----            -------------

     Julie Sue Beckerman          51

     David Rifkin                 49

     2. Purchase Price. Subject to adjustment as provided below, the purchase price for the Purchased Shares (as so adjusted, the "Purchase Price") will
                                                     --------------
consist of (i) $5,726,493 in cash, and (ii) 16,260 shares of RoweCom's Common Stock, $0.01 par value per share (including any shares of RoweCom's Common Stock issued in respect of such shares, by reason of any stock split or stock dividend or otherwise, the "RoweCom Shares").
                   --------------

     8,130 of the RoweCom Shares will be issued to each of Julie Sue Beckerman and David Rifkin. The cash portion of the Purchase Price will be paid 51% to Julie Sue Beckerman and 49% to David Rifkin.

     The Purchase Price will be adjusted as follows: If after paying all federal and state income taxes payable by the Company and/or the Stockholders in respect of the sale of the Purchased Shares, the aggregate after-tax proceeds to the Stockholders are less than $4,300,000, then RoweCom will promptly pay to the Stockholders in cash an amount sufficient to increase such after-tax proceeds (taking into account the tax effects of such payment itself) to $4,300,000.

     Conversely, if after paying all federal and state income taxes payable by the Company and/or the Stockholders in respect of the sale of the Purchased Shares, the aggregate after-tax proceeds to the Stockholders are greater than $4,500,000, then the Stockholders will promptly pay to RoweCom in cash an amount sufficient to decrease such after-tax proceeds (taking into account the tax effects of such payment itself) to $4,500,000.

     For purposes of any adjustment to the Purchase Price pursuant to this section, (1) the cash payment made by RoweCom pursuant to Section 2 will be deemed to have been $5,525,130, not $5,726,493, (2) the value of the RoweCom Shares will be conclusively deemed to be $250,000, and (3) the terms "tax" and "taxes" include income taxes payable by the Company or the Stockholders by reason of the Section 338(h)(10) election referred to below, but exclude any taxes that would not have been payable if the Company had at all times during its existence been duly qualified as a "Subchapter S" corporation for purposes of applicable income tax laws.

     3. Closing Deliveries. Upon execution and delivery of this Agreement, the parties will hold a closing at the offices of RoweCom's counsel. All document deliveries and other actions occurring in connection with the closing of the transactions contemplated hereby will be conclusively deemed to have occurred at the same time.

     At the closing:

          (a) Stock Certificates. The Stockholders will deliver to RoweCom the stock certificates representing the Purchased Shares, duly indorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank for transfer.

          (b) Cash Purchase Price. RoweCom will pay the cash portion of the Purchase Price to the Stockholders in immediately available cash funds, by (at the Stockholders' election) certified check(s) or wire transfer(s) to such accounts as the Stockholders have previously specified in writing to RoweCom.

          (c) RoweCom Shares. RoweCom will deliver to the Stockholders certificates representing the RoweCom Shares; or if such certificates are not yet available from RoweCom's transfer agent, then RoweCom will deliver them as promptly as practicable, but in any event within ten business days, following the closing.

          (d) Employment Agreements. The Company and each of the Stockholders will enter into an employment agreement in the form of the attached Exhibit A (collectively, the "Employment Agreements").
     ---------                     ---------------------

          (e) Stock Options. RoweCom will execute and deliver to each of the Stockholders a stock option agreement in the form of the attached Exhibit B.
     ---------

          (f) Section 338(h)(10) Election. RoweCom and the Stockholders will join in making an election under Section 338(h)(10) of the Code and comparable provisions of state income and/or franchise tax laws with respect to the purchase and sale of the Purchased Shares, for which purpose the assets of the Company will be valued as set forth in the attached Purchase Price Allocation Schedule. The parties will jointly prepare IRS
     ----------------------------------
     Form 8023, which form and all Tax Returns will be prepared and filed consistently with the Purchase Price Allocation Schedule.

          (g) Termination of Previous Agreements. The Stockholders will deliver to RoweCom evidence of termination of the following agreements and all rights and obligations thereunder: (A) The Shareholders Agreement for Corporate Subscription Services, Inc., dated as of February 17, 1995, and effective as of January 1, 1995, by and among the Company and the Stockholders; (B) the Voting Trust Agreement made effective as of January 1, 1995, by and among the Company and the Stockholders; and (C) all other agreements among the Company and the Stockholders, or between the Company and any Stockholder, excluding the Employment Agreements.

          (h) Resignations. The Stockholders will execute and deliver to RoweCom the written resignations of all directors and officers of the Company (excluding the Stockholders' resignations from the offices that they are to hold pursuant to the Employment Agreements).

          (i) Certificates. The Stockholders will deliver to RoweCom (A) a certificate or certificates of the New Jersey Secretary of State, dated as of a date within five days prior to the date hereof, certifying the legal existence, charter documents on file, and good standing of the Company, and
     (B) a certificate of the Company's Secretary, dated as of the date hereof and addressed to RoweCom, certifying an attached copy of the Company's by-laws, the absence of any amendments to the Company's certificate of incorporation or by-laws, any votes of the Company's board of directors and/or stockholders in connection with the transactions contemplated hereby, and the incumbency of the

     Company's officers and directors. RoweCom will deliver to the Stockholders a certificate of its Secretary or Assistant Secretary, dated as of the date hereof and addressed to the Stockholders, certifying an attached copy of the resolutions duly adopted by RoweCom's board of directors in connection with the transactions contemplated hereby.

          (j) Repayment of Stockholder Loan. Julie Sue Beckerman will repay the $201,363 owing by her to the Company.

     4.   Registration of RoweCom Shares.

     (a) Registration Statement. As promptly as is practicable after RoweCom is eligible to register the RoweCom Shares for resale by the Stockholders on SEC Form S-3 (or any successor "short-form" registration statement, including proposed SEC Form B), RoweCom will file a registration statement (the "Registration Statement") with the SEC for this purpose. Thereafter, RoweCom
-----------------------
will use its best commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to remain effective for at least 90 days.

     RoweCom will pay all costs and expenses of effecting any registration pursuant to this Section 4, including all registration and filing fees (including NASD and stock exchange filings), costs of complying with federal and state securities laws, printing expenses, the fees and disbursements of its own counsel and accountants and up to $5,000 of the reasonable fees and expenses of one counsel for the Stockholders.

     RoweCom will use its best commercially reasonable efforts to make and keep publicly available such current public information as is necessary to enable the Stockholders to sell their RoweCom Shares pursuant to SEC Rule 144.

     Upon receipt of a certificate certifying (i) that a Stockholder has held her or his RoweCom Shares for such period after which the exemption from registration pursuant to which SEC Rule 144(k) may be available (currently two years), and (ii) that such Stockholder has not been an affiliate (as defined in SEC Rule 144) of RoweCom for such period after which such exemption may be available (currently three months), RoweCom will remove from the stock certificates representing such RoweCom Shares any restrictive legend relating to the registration provisions of the Securities Act.

     (b) Indemnification by RoweCom. RoweCom will indemnify the Stockholders and their respective successors and assigns against any and all Damages arising out of or based upon any untrue statement (or alleged untrue statement) of any material fact contained in the Registration Statement, any preliminary or final prospectus contained therein, any amendment or supplement thereto, or any document incorporated by reference therein, or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or amendment or supplement thereto, in light of the circumstances in which they were made), not misleading, or any violation by RoweCom, in connection with the Registration Statement, of the Securities Act or any rule or regulation promulgated thereunder; provided, however, that RoweCom will not be liable to the extent that any such Damages arise out of or are based on any untrue statement or omission made in reliance upon and in conformity with information with respect to a Stockholder furnished to RoweCom by a Stockholder in writing expressly for use in the Registration Statement.

     (c) Indemnification by the Stockholders. Each of the Stockholders, severally, and not jointly, will indemnify RoweCom and its officers and directors and each person, if any, who controls (within the meaning of the Securities Act) any of the foregoing, and their respective successors and assigns, against any and all Damages arising out of or based upon any untrue statement (or alleged untrue statement) of any material fact contained in the Registration Statement, any preliminary or final prospectus contained therein, any amendment or supplement thereto, or any document incorporated by reference therein, or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or amendment or supplement thereto, in light of the circumstances in which they were made), not misleading, but only if and to the extent that such statements or omissions were made in reliance upon and in conformity with information with respect to such Stockholder furnished to RoweCom by such Stockholder in writing expressly for use in the Registration Statement; provided, that each Stockholder's maximum liability in respect of the Registration Statement will be limited to the amount of the aggregate sale proceeds of the RoweCom Shares sold by such Stockholder pursuant to the Registration Statement.

     (d) Indemnification Proceedings. Each party entitled to indemnification pursuant to this Section 4 (the "Indemnifiee") will give notice to the party
                                 -----------
required to provide indemnification (the "Indemnifior") promptly after the
                                          -----------
Indemnifiee acquires actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifior (at his, her, or its expense) to assume the defense of any claim or any litigation resulting therefrom with counsel reasonably satisfactory to the Indemnifiee (it being agreed that Bingham Dana LLP will be satisfactory); provided, that any failure or delay by any Indemnifiee in giving such notice will relieve any Indemnifior of his, her, or its obligations under this Section 4 only to the extent, if any, that such Indemnifior is actually prejudiced; and further provided, that the Indemnifior may so assume the defense only if it gives written notice of such assumption to the Indemnifiee within 15 days following its receipt of the Indemnifiee's notice pursuant to this section. Except with the prior written consent of an Indemnifiee, no Indemnifior, in the defense of any such claim or litigation, will consent to entry of any judgment or enter into any settlement that does not include the giving by the claimant or plaintiff to such Indemnifiee of a release from all liability in respect of such claim or litigation.

     Notwithstanding anything to the contrary herein, any Indemnifiee will have the right to employ separate counsel to represent such Indemnifiee, if in the reasonable opinion of the Indemnifiee's counsel, and subject to the reasonable concurrence of the Indemnifior's counsel, there exists a conflict of interest between the Indemnifior and the Indemnifiee with respect to such claim or litigation, such that representation of the Indemnifior and the Indemnifiee by the same counsel is not appropriate, and in that case the reasonable fees and expenses of the Indemnifiee's separate counsel will be borne by the Indemnifior.

     Each of the parties will cooperate with the others in the defense of any claim or litigation pursuant to this section and will make available to the party assuming control of the defense thereof all such records, materials, and information as the assuming party may reasonably request.

     (e) Contribution. If and to the extent that the indemnification provided for in this Section 4 is unavailable to a party that would have been an Indemnifiee in respect of any Damages referred to herein, then in lieu of indemnifying such Indemnifiee, each party that would have been an Indemnifior hereunder will contribute to the amount paid or payable by such Indemnifiee as a result of such Damages in such proportion as is appropriate to reflect their relative fault in connection with the statements or omissions that resulted in such Damages. Relative fault will be determined by reference to, among other things, whether the statement or omission relates to information supplied by the Indemnifior or an Indemnifiee and the parties' relative intent, knowledge, access to information, and opportunities to correct or prevent such statement or omission.

     The parties agree that it would not be just and equitable if contribution pursuant to this Section 4(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this Section 4(e).

     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     (f) Section 8 Not Applicable.  The provisions of Section 8
("Indemnification") will not apply to claims for indemnification arising under or in connection with this Section 4 and/or the Registration Statement. RoweCom will indemnify each Stockholder from and against any and all Damages caused by any breach by RoweCom of any of its obligations under this Section 4.

     5.   Representations and Warranties of the Stockholders.

     The Stockholders, jointly and severally except as otherwise specified below, represent and warrant to RoweCom as follows, subject to the exceptions set forth in the attached Disclosure Schedule.

     Each exception set forth in the Disclosure Schedule will be deemed to qualify each representation and warranty set forth in this Agreement (i) that is specifically identified in the Disclosure Schedule as being qualified by the exception, or (ii) with respect to which the relevance of the exception is apparent on the face of the disclosure of the exception set forth in the Disclosure Schedule; provided, in either case, that the relevant facts are set forth in reasonable detail.

     5.1. Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now conducted.

     5.2. Enforceability. Each of the Stockholders, severally and not jointly, represents as follows in this section: Such Stockholder has all requisite power and full legal right and authority to enter into this Agreement and to perform all of his or her agreements and obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid, and binding agreement of such Stockholder, enforceable against her or him in accordance with its terms, except as enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, marshaling, or other similar laws or rules of law affecting creditors' rights and remedies generally, and to general principles of equity.

     5.3. Third-Party Consents, Non-Contravention. Each of the Stockholders, severally and not jointly, represents as follows in this section: No consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, is required on the part of the Company or such Stockholder in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby (excluding consents, approvals, and authorizations of persons other than governmental authorities, to the extent that, both individually and in the aggregate, the failure to obtain the same will not result in any Material Adverse Effect). Such Stockholders' execution, delivery, and performance of this Agreement and consummation of the transactions contemplated hereby will not violate (i) any provision of the Company's certificate of incorporation or by-laws, (ii) any order, judgment, injunction, award, or decree of any court or state or federal governmental or regulatory body applicable to the Company or such Stockholder, or (iii) any law, agreement, instrument, or other obligation to which the Company or such Stockholder is a party or by or to which such Stockholder or her or his assets is or are bound or subject (excluding, in the cases of agreements and instruments, violations that, both individually and in the aggregate, will not result in any Material Adverse Effect).

     5.4. Capitalization. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, no par value, of which a total of 100 shares are issued and outstanding and are owned (both of record and beneficially) as follows: 51 shares by Julie Sue Beckerman and 49 shares by David Rifkin.

     Except for the Purchased Shares, the Company does not have outstanding and is not obligated to issue, any (i) shares of capital stock or other securities that are convertible into or exchangeable for, or otherwise carry the right to acquire, shares of the Company's common stock; or (ii) options, warrants, or other rights to acquire any of the foregoing.

     No person has any valid right to rescind any purchase of any shares of the Company's capital stock or other securities.

     Each of the Stockholders, severally and not jointly, represents that the Purchased Shares acquired by RoweCom from such Stockholder (i) are duly authorized, validly issued, fully paid, and non-assessable; (ii) are free and clear of Liens; (iii) were issued in compliance with all securities and other applicable laws and all applicable preemptive or similar rights of any person; and (iv) when transferred to RoweCom hereunder will entitle RoweCom to all of the rights and privileges (including voting rights) of the registered holder thereof in accordance with the Company's certificate of incorporation and the New Jersey Business Corporation Act.

     5.5. Qualification. The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of its properties or the nature of its activities makes qualification necessary, other than any jurisdictions in which the absence of such qualifications or good standings, both individually and in the aggregate, would not have a Material Adverse Effect on the Company.

     5.6. Subsidiaries. The Company does not have any Subsidiaries or own any legal and/or beneficial interests in or to any other business enterprise or other person, and does not have any agreements of any nature to acquire, directly or indirectly, any shares of capital stock or other equity or proprietary interests in any person and the Company does not have any agreements to acquire or lease any other business operations.

     5.7. Financial Statements. Included in Section 5.7 of the Disclosure Schedule are copies of the unaudited balance sheets of the Company as of December 31, 1998, and March 31, 1999, respectively (its balance sheet as of March 31, 1999, the "Most Recent Balance Sheet"), and the related unaudited
                     -------------------------
statements of income and retained earnings and cash flows, respectively, of the Company, for the years and three-month period ended on those respective dates.

     Each of these financial statements has been prepared in accordance with generally accepted accounting principles consistently applied; each of these balance sheets presents fairly in all material respects the Company's financial condition as of the indicated date; and each of these statements of income and retained earnings and cash flows, respectively, presents fairly in all material respects the Company's results of operations and retained earnings, or cash flows, as the case may be, for the period covered thereby; in each case, subject to the absence of footnote disclosure and to normal, recurring end-of-period adjustments, the effect of which, both individually and in the aggregate, is not and will not be material.

     5.8. Absence of Certain Changes. Since the Most Recent Balance Sheet Date, there has not been any: (i) change in the Company's assets, liabilities, sales, income, or business or in its relationships with suppliers, customers, or lessors, other than changes that were both in the ordinary course of business and have not caused, either in any case or in the aggregate, a Material Adverse Effect on the Company; (ii) acquisition or disposition by the Company of any material asset or property outside the ordinary course of business; (iii) damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the business or any material property of the Company; (iv) declaration, setting aside or payment of any dividend or any other distributions in respect of any shares of the Company's capital stock; (v) issuance of any shares of the Company's capital stock or any direct or indirect redemption, purchase, or other acquisition by the Company of any capital stock; (vi) loss of the services of any officer or key employee or consultant, or any increase in the compensation, pension, or other benefits payable or to become payable by the Company to any of its officers or key employees or consultants, or any bonus payments or arrangements made to or with any of them; (vii) forgiveness or cancellation of any debts or claims by the Company or any waivers of any rights, other than compromises of accounts receivable in the ordinary course of business; (viii) entry by the Company into any transaction with any of its Affiliates; (ix) incurrence by the Company of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business with persons other than Affiliates of the Company; (x) incurrence or imposition of any Lien on any of the assets, tangible or intangible, of the Company; or (xi) discharge or satisfaction by the Company of any Lien or payment by the Company of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Most Recent Balance Sheet, (B) current liabilities to persons other than Affiliates of the Company incurred since the Most Recent Balance Sheet Date in the ordinary course of business, and (C) current liabilities incurred in connection with the transactions contemplated by this Agreement and shown in Section 5.8 of the Disclosure Schedule.

     5.9. Assets. The Company has good and valid title or leasehold title, as the case may be, to all of its assets and properties that it purports to own or lease, including all those reflected in the Most Recent Balance Sheet (except for properties or assets sold, consumed, or otherwise disposed of in the ordinary course of business since the Most Recent Balance Sheet Date), all free and clear of Liens other than those disclosed in Section 5.9 of the Disclosure Schedule. All of such tangible properties and assets are in good condition and repair, reasonable wear-and-tear excepted, and constitute all of the tangible assets currently used in the business of the Company as presently conducted.

     The Company does not own, and never has owned, any real property.  Section
5.9 of the Disclosure Schedule sets forth a list of the only lease of Real Property to which the Company is a party. This lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both could constitute, a default thereunder by the Company. The leasehold interests of the Company are not subject to any Liens, and the Company is in quiet possession of the properties covered by its lease.

     5.10.  Intellectual Properties.

     (a) Section 5.10 of the Disclosure Schedule lists all Intellectual Property used in or necessary to the Company's business as currently conducted that are material to the operation of such business, excluding off-the-shelf software not customized for the Company's use (subject to such exclusion, the "Company
                                                                  -------
Intellectual Properties").  The Company owns all right, title, and interest
-----------------------
(free and clear of all Liens) or has the right to use the Company Intellectual Properties without payment of royalties or other further consideration; and no other Intellectual Property is necessary in the conduct of the business of the Company as currently conducted.

     (b) In any instance where the Company's rights to Company Intellectual Properties arise under a license or similar agreement, this is indicated in
Section 5.10 of the Disclosure Schedule, and these rights by their terms are licensed exclusively to the Company except as so indicated. No other person has an interest in or right or license to use any of the Company Intellectual Properties owned by the Company, or to the Stockholders' knowledge, any of the Company Intellectual Properties that by their terms are licensed exclusively to the Company.

     (c) All Company Intellectual Properties are in full force and effect and have not been used or enforced, or failed to be used or enforced, in a manner that would result in the non-renewal, modification, abandonment, cancellation or unenforceability of any of the Company Intellectual Properties. The Company has renewed or made applications for renewal within the applicable renewal periods for all registered Company Intellectual Properties owned by or licensed exclusively to the Company. To the Stockholders' knowledge, none of the Company Intellectual Properties owned by or licensed exclusively to the Company is being infringed by any other person, or is subject to any outstanding order, decree, judgment, or stipulation. No adverse claim or litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitral, or administrative body) relating to any of the Company Intellectual Properties purported to be owned by the Company, or to the Stockholders' knowledge, any of the Company Intellectual Properties that by their terms are licensed to the Company, is pending, or to the Stockholders' knowledge, threatened, nor, to the Stockholders' knowledge, is there any basis for any such adverse claim, litigation, or proceeding. The Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of those of the Company Intellectual Properties as constitute trade secrets or other confidential information.

     (d) None of the Company Intellectual Properties infringe or violate, and neither the Company nor its business as currently conducted has infringed or violated any intellectual property or other proprietary or confidential rights or information of any other person. No adverse claim or litigation (or other proceedings in or before any court or other governmental, adjudicatory, arbitratory, or administrative body) charging the Company with infringement or violation of any intellectual property or other proprietary right is pending, or to the Stockholders' knowledge, threatened.

     (e) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of any of the Company Intellectual Properties, nor require the consent of any other person.

     5.11. Indebtedness. The Company has no Indebtedness outstanding except as shown in Section 5.11 of the Disclosure Schedule. The Company is not in default with respect to any outstanding Indebtedness or related obligation. The Stockholders have made available to RoweCom copies of all agreements and instruments relating to any Indebtedness of the Company.

     5.12. Absence of Undisclosed Liabilities. Except to the extent reflected or reserved against in the Most Recent Balance Sheet or incurred in the ordinary course of business (and other than in transactions with Affiliates) since the Most Recent Balance Sheet Date, the Company does not have any liabilities or obligations of any nature, contingent or otherwise (including liabilities for obligations of others) that would be required to be reflected or reserved against in a balance sheet prepared in accordance with generally accepted accounting principles or referred to in the included notes; provided, that no such representation is made with respect to any sales, use, or similar taxes that may be owing or claimed to be owing by the Company in respect of sales of products via the Internet to customers located outside the State of New Jersey.

     5.13.  Taxes.

     (a) Filing of Tax Returns and Payment of Taxes. The Company has timely filed all Tax Returns required to be filed, each such Tax Return has been prepared in compliance with all applicable laws, and all such Tax Returns are complete and accurate. All Taxes due and payable by the Company have been paid, and the Company will not be liable for any additional Taxes in respect of any taxable period ending on or before the date hereof in an amount that exceeds the corresponding reserve therefor, if any, reflected in its accounting records. The Company has delivered to RoweCom copies of all Tax Returns filed by the Company that RoweCom has requested, and all reasonably related documents and information, including examination reports and statements of deficiencies assessed against or agreed to by the Company.

     (b) Deficiencies; Liens. No deficiency or proposed adjustment in respect of Taxes that has not been settled or otherwise resolved has been asserted or assessed by any taxing authority against the Company. There are no Liens for Taxes on the assets of the Company.

     (c) No Extensions. The Company has no outstanding consents to extend the time in which any Tax may be assessed or collected by any taxing authority, and has not requested or been granted an extension of the time for filing any Tax Return currently due.

     (d) Pending Proceedings. There is no action, suit, taxing authority proceeding, or audit with respect to any Tax now in progress, pending, or to the Stockholders' knowledge, threatened, against or with respect to the Company. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

     (e) Membership in Affiliated Groups, Etc. The Company has never been a member of any Affiliated Group, or filed or been included in a combined, consolidated, or unitary Tax Return.

     (f) Adjustments under Section 481. The Company will not be required, as a result of a change in method of accounting for any period ending on or before the date hereof, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any Tax law) in taxable income for any period ending on or after the date hereof.

     (g) Tax Sharing, Allocation, or Indemnity Agreements. The Company is not a party to or bound by any Tax sharing or allocation agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

     (h) Withholding Taxes. The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, creditor, independent contractor, or other person.

     (i) Section 341(f) Consent.  The Company has not filed a consent under Code
Section 341(f) concerning collapsible corporations.

     (j) Parachute Payments. The Company has not made any payments, is not obligated to make any payments, or is party to or bound by any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Section 280G of the Code.

     5.14.  Employee Benefit Plans.

     (a) Except as set forth in Section 5.14(a) of the Disclosure Schedule, the Company does not now maintain or contribute to, and has not maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company. Each plan, policy, and arrangement set forth in Section 5.14(a) of the Disclosure Schedule is hereinafter referred to as an "Employee Benefit Plan,"
                                                      ---------------------
except that any such arrangement that is a multi-employer plan will be treated as an Employee Benefit Plan only for purposes of Sections 5.14(d)(iv), (vi), and
(viii) and 5.14(g) below.

     (b) The Company has made available to RoweCom copies of each Employee Benefit Plan, and with respect to each such Plan (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder, and (iii) the most recently received IRS determination letters and any governmental advisory opinions or rulings.

     (c) Each Employee Benefit Plan is and has been maintained and operated in compliance in all material respects with the terms of such Plan and with the requirements prescribed by any and all laws in effect from time to time, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and applicable to such Plan. Each Employee Benefit Plan
  -----
that is intended to qualify under Section 401(a) of the Code and each trust forming part of an Employee Benefit Plan that is intended to qualify under
Section 501(c)(9) of the Code is specifically so identified in Section 5.14(a) of the Disclosure Schedule and so qualifies, and nothing has occurred that has resulted or is likely to result in the revocation of such determination as to such Plan or trust.

     (d) (i) There is no pending, or to the Stockholders' knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan, or to the Stockholders' knowledge, any fiduciary or service provider thereof, and to the Stockholders' knowledge, there is no basis for any such legal action, proceeding, or investigation.

          (ii) No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been incurred
                            ----
     by the Company or any of its ERISA affiliates (other than for insurance premiums satisfied in due course).

          (iii) No reportable event, or event or condition that presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an erisa affiliate of the Company, which is subject to title iv of ERISA.

          (iv) No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction that could subject the Company directly or indirectly to liability under section 409 or 502(i) of ERISA or Section 4975 of the Code.

          (v) No communication, report, or disclosure has been made that, at the time made, did not reflect accurately in all material respects the terms and operations of any Employee Benefit Plan.

          (vi) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA), other than (A) coverage mandated by applicable law, (B) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), and (C) benefits that have already been satisfied in full.

          (vii)  [Intentionally left blank.]

          (viii) The Company has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the Company, subject only to such constraints as may be imposed by applicable law.

     (e)  [Intentionally left blank.]

     (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any consideration (whether of severance pay or otherwise) becoming due from the Company or any Employee Benefit Plan to any current or former director, officer, consultant, or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any current or former director, officer, consultant, or employee.

     (g) No Employee Benefit Plan is a multi-employer plan.

     (h) For purposes of this Section 5.14, the terms "multi-employer plan," "party in interest," and "reportable event" have the meanings ascribed to them under Sections 3, 4043(b) or 4001(a) of ERISA; and "ERISA affiliate" means any entity that under Section 414 of the Code is treated as a single employer with the Company.

     5.15.  Safety and Environmental Matters.  Except as set forth in Section
5.15 of the Disclosure Schedule:

     (a) None of the Company's activities, or to the Stockholders' knowledge, facilities, are in violation of any zoning, health, or safety law or regulation, including the Occupational Safety and Health Act of 1970, as amended, excluding only any violations as have not had and will not have, either individually or in the aggregate, a Material Adverse Effect on the Company.

     (b) The Company is not and has not been in violation or alleged violation of any Environmental Laws, excluding only violations as, both individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) The Company has not received notice from any third party, including any federal, state, foreign, or local governmental authority, that (i) the Company has been identified by the EPA as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) any Hazardous Substances that the Company has generated, transported, handled, used, or disposed of have been found at any site at which a federal, state, foreign, or local agency or other third party has conducted or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) the Company is or may be a named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances.

     (d) The Company has not handled, used, manufactured, processed, stored, or disposed of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws.

     5.16. Labor Relations. The Company is and has been in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not and has not been engaged in any unfair labor practice. There is no charge or proceeding pending, or to the Stockholders' knowledge, threatened, against the Company alleging unlawful discrimination in employment practices or unfair labor practice before any court or agency, including the National Labor Relations Board. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company and no claim therefor has been asserted. None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company nor is anyone petitioning for union representation of any of the Company's employees. The Company has not experienced any work stoppage or slowdown or other material labor difficulty within the last three years.

     5.17. Litigation. No litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending, or to the Stockholders' knowledge, threatened, against the Company.

     5.18. Agreements. Section 5.18 of the Disclosure Schedule sets forth a list of all agreements to which the Company is a party or by or to which it or any of its assets or properties is bound or subject, excluding standard-form license agreements under which the Company licenses (as licensee) off-the-shelf software programs that have not been customized for its use, and also excluding agreements which by their terms call for payments to or from the Company of not more than $5,000. Neither the Company, nor to the Stockholders' knowledge, any other party thereto, is in default under or material breach of any of them, nor does any event or condition exist that after notice or lapse of time or both could constitute a default thereunder or material breach thereof on the part of the Company, or to the Stockholders' knowledge, any other party thereto.

     No notice, approval or consent of any person that has not already been obtained and listed in Section 5.3 or 5.18 of the Disclosure Schedule is needed in order that these agreements, to the extent currently in full force and effect, continue in full force and effect following the consummation of the transactions contemplated hereby, and none of these agreements includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such agreement, to enlarge or accelerate any obligations of the Company, or to give additional rights to any other person, as a result of the consummation of the transactions contemplated hereby.

     The Stockholders have made available to RoweCom copies of all agreements required to be listed in Section 5.18 of the Disclosure Schedule.

     5.19. Potential Conflicts of Interest. No Stockholder nor to the Stockholders' knowledge, any officer, director, or key employee of the Company:
(a) owns, directly or indirectly, any interest (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) in, or is an officer, director, employee, or consultant of, any person that is a competitor, lessor, lessee, customer, or supplier of the Company; (b) owns (directly or indirectly) any interest in any tangible or intangible property that the Company is using or the use of which is necessary for the Company's business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued salary, bonus, vacation pay, accrued benefits under Employee Benefit Plans, and similar matters and agreements.

     5.20. Insurance. Section 5.20 of the Disclosure Schedule lists the policies of theft, fire, liability, worker's compensation, life, property and casualty, and other insurance owned or held by the Company. All such policies are in full force and effect; are sufficient for compliance by the Company with all requirements of law and of all agreements to which the Company is a party; are valid policies and provide that they will remain in full force and effect through the respective dates set forth in the Disclosure Schedule; and will not in any way be affected by, or terminate or lapse as a result of the consummation of, the transactions contemplated by this Agreement.

     5.21. Accounts. Section 5.21 of the Disclosure Schedule sets forth a list of all bank, brokerage, and other accounts, and all safe-deposit boxes, of the Company and the persons with signing or other authority to act with respect to those accounts. Except as so listed, the Company does not have any account or safe deposit box in any bank, and no person has any power, whether singly or jointly, to sign any checks on behalf of the Company, to withdraw any money or other property from any bank, brokerage, or other account of the Company, or to act under any agency or power of attorney granted by the Company at any time for any purpose. Section 5.21 of the Disclosure Schedule also sets forth the names of any persons authorized to incur Indebtedness on behalf of the Company.

     5.22. Customers and Suppliers. Section 5.22 of the Disclosure Schedule lists the ten largest customers and ten largest suppliers of the Company (in terms of gross revenues and payments, respectively) during the preceding twelve-month period. The relationships of the Company with its customers and suppliers are good commercial working relationships, and no customer or supplier of material importance to the Company has canceled or otherwise terminated, or threatened in writing to cancel or terminate, its relationship with the Company or has during the last twelve months decreased materially, or threatened to decrease or limit materially, its purchases from or provision to the Company of services, supplies, or materials. The Stockholders have no reason to believe that the benefits to the Company of any relationship with any of its customers and suppliers will not continue after the consummation of the transactions contemplated hereby in substantially the same manner as prior to the date of this Agreement.

     5.23. Non-Competition Agreements, Etc. Neither of the Stockholders is bound by any confidentiality, non-solicitation, non-competition, or similar agreement in favor of any person or entity other than the Company.

     5.24. Brokers. No finder, broker, agent, or other intermediary has acted for or on behalf of the Company or the Stockholders in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the transactions contemplated hereby.

     5.25. Compliance with Laws, Etc. The Company has complied with, and is in compliance with, (a) applicable laws, (b) the unwaived terms and provisions of all agreements to which the Company is a party, or by or to which the Company or any of its properties is bound or subject, and (c) its certificate of incorporation and by-laws, respectively, each as amended to date; in the case of the preceding clauses (a) and (b), excepting only any noncompliances that, both individually and in the aggregate, have not resulted and will not result in any Material Adverse Effect with respect to the Company.

     The Company has not been charged with, or to the Stockholders' knowledge been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation.

     Section 5.25 of the Disclosure Schedule lists all licenses, permits, and other governmental authorizations necessary for or material to the conduct of its business, all of which the Company has and are in full force and effect, and none of which will terminate or otherwise be adversely affected as a result of the transactions contemplated hereby.

     5.26. Investment Representations. Each of the Stockholders has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the investment in RoweCom Shares that she or he is making. Each Stockholder's financial condition is such that she or he is able to bear all economic risks of investment in RoweCom Shares, including a complete loss of her or his investment. RoweCom has provided each of the Stockholders with adequate access to financial and other information concerning RoweCom (including without limitation, RoweCom's SEC Filings) and each Stockholder has had the opportunity to ask questions of and receive answers from RoweCom concerning RoweCom's business and affairs and to obtain from RoweCom additional information regarding an investment in RoweCom Shares. Each Stockholder will acquire her or his RoweCom Shares solely for investment purposes, with no present intention of distributing or reselling any of such shares or any interest therein in violation of applicable securities laws. Each Stockholder is aware that except as set forth in this Agreement, the RoweCom Shares will not be registered under the Securities Act, and that neither such shares nor any interest therein may be sold, pledged, or otherwise transferred unless such shares are registered under the Securities Act or qualify for an exemption from such registration, and the certificate(s) representing such shares will bear appropriate restrictive legends referring to such restrictions on transfer.

     Nothing in this section will be construed to diminish, limit, or impair any of RoweCom's representations or warranties.

     5.27. NO OTHER REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in this Agreement, the Stockholders make no representations or warranties, express or implied.

     6.   Representations and Warranties of RoweCom.

     RoweCom represents and warrants to the Stockholders as follows:

     6.1. Authority. RoweCom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted.

     6.2. Enforceability. RoweCom has all requisite power and full legal right and authority (including due approval of its Board of Directors and (if necessary) its stockholder(s), respectively) to enter into this Agreement and to perform all of its agreements and obligations hereunder.

     This Agreement has been duly executed and delivered by RoweCom and constitutes its legal, valid, and binding agreement, enforceable against it in accordance with its terms, except as enforceability may be subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization, marshaling, or other similar laws or rules of law affecting creditors' rights and remedies generally, and to general principles of equity.

     6.3. Third-Party Consents, Non-Contravention. Other than the Registration Statement, no consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, federal or other, or any other person, is required on the part of RoweCom in connection with this Agreement or the transactions contemplated hereby. RoweCom's execution, delivery, and performance of this Agreement and its consummation of the transactions contemplated hereby will not violate (a) any provision of its certificate of incorporation or by-laws, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to RoweCom, or (c) any law, agreement, instrument, or other obligation to which RoweCom is a party or by or to which it or any of its assets is bound or subject.

     6.4. Brokers. No finder, broker, agent, or other intermediary has acted for or on behalf of RoweCom in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the transactions contemplated hereby.

     6.5. Sufficient Funds. RoweCom will have sufficient liquid funds on hand to make all payments required by this Agreement when and as due.

     6.6. RoweCom's SEC Filings. Since March 8, 1999, RoweCom has timely filed with the SEC all forms, reports, registration statements, and other documents required to be filed by it.

     The Stockholders have had an opportunity to review copies of RoweCom's SEC Filings. As of their respective dates, RoweCom's SEC Filings complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     RoweCom's financial statements (including any related notes) included in RoweCom's SEC Filings were prepared in accordance with generally accepted accounting principles consistently applied and present fairly in all material respects the consolidated financial position, results of operations, changes in stockholders' equity, and cash flows, as applicable, of RoweCom and its consolidated Subsidiary as of the dates and for the periods indicated; subject, in the case of unaudited interim consolidated financial statements, to condensation, the absence of footnote disclosure, and normal, recurring end-of-period adjustments, the effect of which was not and will not be material.

     6.7. RoweCom Shares. The RoweCom Shares have been duly authorized, and when issued and sold to the Stockholders pursuant to this Agreement, will be validly issued, fully paid, and non-assessable and free and clear of Liens.

     6.8. Litigation. No litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending, or to RoweCom's knowledge, threatened, against RoweCom.

     6.9. NO OTHER REPRESENTATIONS OR WARRANTIES. Except as expressly set forth in this Agreement, RoweCom makes no representations or warranties, express or implied.

     7. Stockholder Covenants. In order to induce RoweCom to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Stockholders severally (and not jointly) agrees and covenants as follows, with respect to him- or herself only, as follows.

     These covenants are in addition to, and not in lieu of, any other agreements and covenants to which any of the Stockholders may be subject from time to time, including the Employment Agreements.

     7.1. Confidential Information. The Stockholder will maintain the confidentiality of all confidential or proprietary information of the Company, including with respect to its businesses, finances, affairs, and technology, which will be and remain the exclusive property of the Company; and unless previously authorized in writing by RoweCom, will not disclose any such information to any third party, or use it for any purpose other than the discharge of the Stockholder's employment responsibilities in the ordinary course of the Company's business. It is understood that (i) the Stockholder will have no further confidentiality obligations with respect to information that becomes available to the public or the trade other than through a breach by the Stockholder of this Section 7.1, and (ii) the Stockholder may disclose such information to the extent reasonably required by law or for purposes of preparing and defending the Stockholder's tax returns, defending claims by RoweCom for indemnification, and similar legitimate purposes.

     7.2. Non-Competition, Etc. For a period of five years after the date hereof (which period will automatically be extended by a period of time equal to any period in which the Stockholder is in breach of any obligations under this
Section 7; including any such extension, the "Restricted Period"), the
                                              -----------------
Stockholder will not engage, directly or indirectly (except as a stockholder, director, officer, consultant, and/or employee of RoweCom and/or the Company), as a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the outstanding capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative, or in any other capacity, anywhere in the world in the Restricted Business.

     7.3. Non-Solicitation of Employees, Etc. During the Restricted Period, the Stockholder will not directly or indirectly recruit, solicit, induce, or attempt to induce any of the employees or independent contractors of RoweCom or any of its Subsidiaries (including the Company) to terminate their employment or contractual relationship with RoweCom or such Subsidiary; and will not assist any other person to do so, or be a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any person who does or attempts to do so.

     7.4. Non-Solicitation of Customers, Suppliers, Etc. During the Restricted Period, the Stockholder will not directly or indirectly solicit, divert, take away, or attempt to divert or take away, from RoweCom or any of its Subsidiaries (including the Company) any of the business or patronage of any of the customers, clients, accounts, vendors, or suppliers of RoweCom or such Subsidiary, or induce or attempt to induce any such person to reduce the amount of business it does with RoweCom or any of its Subsidiaries, and will not assist any other person to do so, or be a proprietor, equityholder, investor (except as a passive investor holding not more than 1% of the capital stock of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any person who does or attempts to do so.

     7.5. Equitable Remedies. The Stockholder acknowledges that any breach of her or his obligations under this Section 7 would cause substantial and irreparable damage to RoweCom, for which money damages would be an inadequate remedy; and so acknowledges and agrees that RoweCom will be entitled to an injunction, specific performance, and other equitable relief to prevent the breach of these obligations (in addition to all other rights and remedies to which it may be entitled).

     7.6. Modification. In the event that a court of competent jurisdiction determines that any of the provisions of this Section 7 would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then these provisions will automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and in addition, the court is expressly authorized so to modify this Agreement and to enforce it as so modified. No invalidity or unenforceability of any part of this Agreement will affect the validity or enforceability of any other part.

     8.   Indemnification.  Subject to Sections 4(f) and 8.6:

     8.1. By RoweCom. RoweCom will indemnify the Stockholders from and against any and all Damages caused by any breach by RoweCom of any representation, warranty, covenant, agreement, obligation, or undertaking made by RoweCom in this Agreement.

     8.2. By the Stockholders. The Stockholders jointly and severally will indemnify RoweCom from and against any and all Damages caused by (i) any breach by any Stockholder of any representation, warranty, covenant, agreement, obligation, or undertaking made jointly and severally by the Stockholders in this Agreement; and/or (ii) any liability of the Company for Taxes, to the extent that it relates to any period through the date hereof and exceeds any corresponding reserve therefor shown in the Most Recent Balance Sheet.

     In addition, each of the Stockholders, severally and not jointly, will indemnify RoweCom from and against any and all Damages caused by any breach by such Stockholder of any representation, warranty, covenant, agreement, obligation, or undertaking made severally and not jointly by such Stockholder in this Agreement.

     8.3. Procedures

     (a)  Claims.  Subject to the provisions of Section 8.3(b):

     In the event that any party (the "Indemnified Party") desires to make a
                                       -----------------
claim against another party (the "Indemnifying Party," which term includes all
                                  ------------------
indemnifying parties if more than one) in connection with any third-party litigation, arbitration, action, suit, proceeding, claim, or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a "Third-Party Claim"), the Indemnified Party will promptly notify
              -----------------
the Indemnifying Party of the Third-Party Claim and of its claim for indemnification, provided, that failure or delay in giving such notice will relieve the Indemnifying Party of its indemnification obligations under this section only to the extent, if any, that the Indemnifying Party has actually been prejudiced.

     Upon receipt of such notice from the Indemnified Party, the Indemnifying Party will be entitled to participate in the defense of the Third-Party Claim. The Indemnifying Party, by written notice to the Indemnified Party given within 30 days following receipt of the Indemnified Party's notice, may assume the defense of the Third-Party Claim, but only if the Indemnifying Party within 15 days of such notice from the Indemnified Party confirms in writing its obligation to indemnify the Indemnified Party with respect to the Third-Party Claim.

     The Indemnified Party will retain the right to employ its own counsel and to participate in the defense of any Third-Party Claim, the defense of which has been assumed by an Indemnifying Party, but the Indemnified Party will be responsible for its own costs and expenses of participation (including legal fees and expenses) unless under applicable rules and ethical principles with respect to legal representation, a substantial conflict of interest makes separate representation of the Indemnified Party advisable, in which case the Indemnifying Party will pay the reasonable costs and expenses of one law firm to provide such separate representation of the Indemnified Party.

     If the Indemnifying Party assumes the defense of a Third-Party Claim, it will have authority to settle the claim, provided, that except with the prior written consent of the Indemnified Party (which will not be unreasonably withheld or delayed), the Indemnifying Party will not agree to any settlement of any Third-Party Claim that does not include a release of all liability of the Indemnified Party in respect of the claim.

     (b) Tax Contests. RoweCom or the Company will notify the Stockholders in writing within 30 days of receipt of notice of any pending or threatened tax examination, audit, or judicial proceeding in respect of which RoweCom intends to seek indemnification hereunder (a "Tax Contest"). RoweCom's failure or delay
                                      -----------
in making such notification will relieve the

Stockholders of their indemnification obligations in respect of such matter only to the extent, if any, that they are actually prejudiced thereby.

     The Stockholders, by written notice to RoweCom within 30 days following their receipt of RoweCom's notification pursuant to the preceding paragraph, and at their own expense, may assume and thereafter control the defense and (subject to the following) settlement of such Tax Contest. If the Stockholders do not assume control and defense of such Tax Contest, then RoweCom will conduct such Tax Contest and will resist any liability in good faith so long as there is a reasonable basis for doing so.

     Each of the parties will cooperate with the others in the defense of any Tax Contest, including without limitation making available to the others any relevant books and records and permitting consultation of relevant employees of the Company, and executing powers of attorney authorizing professionals of the defending party's reasonable choosing to represent the Company. The other parties will have the right to observe and/or participate in the conduct of any Tax Contest, including through their own counsel and experts, but subject to the reasonable control of the defending party. Any such observation or participation will be at the observing or participating party's own expense, except that if the Stockholders assume the defense of any Tax Contest as to which, under applicable rules and ethical principles with respect to legal representation, a substantial conflict of interest makes separate representation of RoweCom advisable, then the Stockholders will pay the reasonable costs and expenses of one law firm to provide such separate representation of RoweCom.

     No party will settle any Tax Contest without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed.

     8.4. Payment of Claims. An Indemnified Party will advise an Indemnifying Party in writing of any claim for indemnification under this Agreement. If the Indemnifying Party doesn't contest the claim in writing within 30 days, he, she, or it will pay the full amount within ten days thereafter.

     All indemnification payments will be conclusively deemed to be adjustments to the Purchase Price (and the defined term "Purchase Price" will mean the initial Purchase Price as so adjusted), and will be treated as such by the parties for all Tax and other purposes.

     Any Stockholder may make any indemnification payment in the form of cash and/or by returning RoweCom Shares to RoweCom for cancellation

(for which purpose the RoweCom Shares will be treated as having a value of $15.375 per share, subject to proportionate adjustment for any stock splits, stock dividends, reverse stock splits, and the like).

     8.5. Accounting Arbitration. RoweCom will use its best commercially reasonable efforts to cause an audit of the Company's 1998 financial statements to be completed as promptly as possible following the execution and delivery of this Agreement, and will deliver a copy of such financial statements and the related audit report to the Stockholders as soon as they are available. If the Stockholders dispute any RoweCom claim for indemnification arising out of any breach or alleged breach of Section 5.7 ("Financial Statements"), the Stockholders will notify RoweCom in writing, specifying the nature of the dispute in reasonable detail, within 30 days after they receive the later to be received of (i) written notice of such claim, and (ii) the Company's audited 1998 financial statements and related audit report.

     The parties will then attempt in good faith to resolve the dispute, but if they are unable to do so within 30 days after the Stockholders' dispute notice to RoweCom, then the dispute will be submitted to a mutually acceptable reputable national accounting firm that has not performed any services for any party within the then preceding three years, which as promptly as possible, but in any event within 30 days, will resolve the dispute and report the resolution to the parties. This resolution will be final, binding, and conclusive on the parties; and any resulting indemnification payment will be paid within ten days.

     Each of RoweCom, on the one hand, and the Stockholders, on the other, will bear one-half of the fees and expenses of the accounting arbitrator in connection with any accounting arbitration pursuant to this section.

     8.6. Limitations of Liability.

     (a) Threshold. No Indemnifying Party will be required to indemnify an Indemnified Party until the aggregate amount of Damages to which RoweCom, on the one hand, or the Stockholders, on the other, is or are otherwise entitled to indemnification exceeds $100,000, at which point the Indemnified Parties will be entitled to indemnification for the full amount of all Damages, without regard to this threshold amount; but Damages in respect of Unlimited Claims will be indemnifiable in full and will not be subject to this threshold.

     (b) Maximum Liability. The maximum liability of the Stockholders hereunder will not exceed the aggregate amount of consideration actually paid to the Stockholders pursuant to this Agreement

(for which purpose the RoweCom Shares will be treated as having a value of $15.375 per share, subject to proportionate adjustment for any stock splits, stock dividends, reverse stock splits, and the like).

     (c) Time Limit. No Indemnifying Party will be liable for any breach of any representation or warranty set forth in this Agreement unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party by the first anniversary of the date hereof; provided, that these limitations will not apply to Unlimited Claims, which will have no time limitations except as may be imposed by any applicable statutes of limitations.

     8.7. Exclusive Remedies. The parties acknowledge and agree that except with respect to bad faith or fraud, the provisions of Sections 4(f) and 7.5 and this Section 8 are their exclusive remedies for any breach of this Agreement.

     9. Releases. Each of the Stockholders, for himself or herself and his or her heirs, legatees, successors, and assigns, hereby fully and irrevocably releases, remises, and discharges the Company and each of its officers, directors, employees, agents, representatives, successors, and assigns from any and all Damages, regardless of whether known, unknown, or unknowable, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether now existing or arising in the future, in each case to the extent based on actions, omissions, and/or events occurring on or before the date hereof, including all rights to indemnification and/or contribution, excluding only claims for accrued but unpaid salaries and benefits and reimbursable expenses arising in the ordinary course of business.

     Furthermore, each of the Stockholders agrees not to sue, or to commence, maintain, or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to any of the released persons, or otherwise to seek any recourse against any of the released persons, in respect of any matter released or purported or attempted to be released.

     It is understood that the Stockholders are in no way hereby releasing any rights or benefits under this Agreement, the Employment Agreements, or the stock option agreements referred to in the Employment Agreements.

     10.  Definitions.  As used in this Agreement:

     All terms are gender-neutral.

     Where a term is defined in the singular, its plural has a comparable meaning, and vice versa (e.g., "Stockholder" means any of the "Stockholders").

     "Affiliate" means, with respect to any person, any other person (i) that
      ---------
directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with that person, or (ii) who is a family member or relative of any person described in the preceding clause (i). When used with reference to the Company, the term "Affiliate" includes the Stockholders.

     "Affiliated Group" has the meaning ascribed to it in Section 1504 of the
      ----------------
Code, and in addition includes any analogous combined, consolidated, or unitary group, as defined under any applicable state, local, or foreign income Tax law.

     "agreement" (regardless of whether capitalized), when used with reference
      ---------
to any person, means a contract, agreement, or understanding, regardless of whether in writing, that is legally enforceable by or against or otherwise binding on that person.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and
      ------
Liability Act of 1980, as amended.

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

     "copies," when used with reference to documents delivered or to be
      ------
delivered pursuant to this Agreement, means true and complete copies including all related amendments, consents, and waivers.

     "Damages" means all damages, losses, claims, demands, actions, causes of
      -------
action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel.

     "Environmental Laws" means all judgments, decrees, orders, laws, licenses,
      ------------------
rules, and regulations pertaining to environmental matters, including the Resource Conservation and Recovery Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and other applicable federal, state, foreign, and local laws relating to health, safety, or the environment.

     "EPA" means the United States Environmental Protection Agency.
      ---

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and
      ------------
the rules and regulations of the SEC thereunder, as in effect as of the relevant time of reference.

     "Hazardous Substances" means any hazardous waste as defined by 42 U.S.C.
      --------------------
(S)6903(5), any hazardous substance as defined by 42 U.S.C. (S) 9601(14), any pollutant or contaminant as defined by 42 U.S.C. (S) 9601(33) or any toxic substance, oil, or hazardous material or other chemical or substance regulated by any Environmental Laws.

     "including" (regardless of whether capitalized) means including without
      ---------
limitation.

     "Indebtedness," as applied to any person, means (a) all indebtedness of the
      ------------
person for borrowed money, whether current or funded, or secured or unsecured,
(b) all indebtedness of the person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of the person created or arising under any conditional sale or other title retention agreement, (d) all indebtedness of the person secured by a purchase money mortgage or other Lien, (e) the capitalized portion of all obligations of the person under leases that have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which the person is liable as lessee, (f) any liability of the person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clauses (a), (b), (c), (d), (e), or (f) above that is directly or indirectly guaranteed by the person or which the person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the person has otherwise assured a creditor against loss.

     "indemnify" (and related terms such as "indemnification," in each case
      ---------
regardless of whether capitalized) means to indemnify, defend, and hold harmless.

     "Intellectual Property" means patents, copyrights, trademarks, service
      ---------------------
marks, trade dress, trade names, trade secrets, confidential information, and other proprietary rights in intangibles; goodwill associated with any of the foregoing; and registrations, applications for registration, reissues, extensions, renewals, divisions, continuations, continuations-in-part, proprietary information, documentation, licenses, registered user agreements, and other agreements relating to any of the foregoing.

     "IRS" means the United States Internal Revenue Service.
      ---

     "laws" (regardless of whether capitalized) means all applicable legal
      ----
requirements, including statutes, rules, regulations, judgments, decrees, and orders.

     "Liens" means any and all liens, claims, mortgages, security interests,
      -----
pledges, options, rights of first offer or refusal, charges, encumbrances, limitations on voting rights, and restrictions on transfer or on the exercise of any right or privilege; excluding, in the case of securities, those arising under applicable securities laws solely by reason of the fact that the securities were issued pursuant to exemptions from registration under the securities laws.

     "Material Adverse Effect" means any material adverse effect on the
      -----------------------
Company's condition (financial or otherwise), operations, business, assets, rights, liabilities, or obligations, or on any Stockholder's ability to perform her or his obligations under this Agreement.

     "person" (regardless of whether capitalized) means any natural person,
      ------
entity, or association, including any corporation, partnership, limited liability company, government (including a governmental agency or subdivision), trust, joint venture, or proprietorship.

     "RCRA" means the Resource Conservation and Recovery Act.
      ----

     "Restricted Business" means the business in which the Company is engaged on
      -------------------
the date hereof.

     "RoweCom SEC Filings" means RoweCom's (i) registration statement on Form S-
      -------------------
1 (Registration No. 333-68761), as filed with the SEC and amended to date, and
(ii) Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 1999, as filed with the SEC on May 12, 1999; in each case, including all exhibits thereto.

     "SEC" means the United States Securities and Exchange Commission.
      ---

     "section" and "sections" (regardless of whether capitalized) refer to the
      -------       --------
indicated section or sections of this Agreement, unless otherwise indicated.

     "Securities Act" means the Securities Act of 1933, as amended, and the
      --------------
rules and regulations of the SEC thereunder, as in effect as of the relevant time of reference.

     "Subsidiary" means, with respect to any person, any corporation or other
      ----------
entity as to which that person owns or controls, directly or indirectly, a majority of the outstanding voting power or economic interests or has the power (ordinarily, or on the happening of any contingencies) to cause the election of a majority of the directors or persons performing similar functions.

     "Tax" or "Taxes" means any federal, state, local, or foreign income, gross
      ---      -----
receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing; but excluding any sales, use, or similar taxes that may be owing or claimed to be owing by the Company in respect of sales of products via the Internet to customers located outside the State of New Jersey.

     "Tax Return" means any return, declaration, report, claim for refund,
      ----------
information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

     "Unlimited Claims" means claims for indemnification in respect of fraud or
      ----------------
intentional misrepresentation, pursuant to Section 8.2(ii) (relating to the Company's liability for Taxes in respect of pre-closing periods), or any breach of any of the following:

          (i) any obligation hereunder, to the extent that it is to performed at or after the closing, including: RoweCom's obligations to pay the Purchase Price to the Stockholders (including any payment increasing the Purchase Price, as provided for in Section 2), to register the RoweCom Shares pursuant to Section 4, and/or to reimburse expenses pursuant to Section 11.2; the Stockholders' obligations to make any payment decreasing the Purchase Price, as provided for in Section 2, to comply with the covenants set forth in Section 7, and to return to RoweCom any unused portion of the $25,000 expense advance referred to in Section 11.2; and the parties' respective obligations under Section 8.3(b) ("Tax Contests").

          (ii) The parties' respective obligations in respect of payment of the costs of any accounting arbitration pursuant to Section 8.5.

          (iii) The representations and warranties of the Stockholders set forth in the following sections: 5.1 ("Authority"); 5.2
     ("Enforceability"); 5.4 ("Capitalization"); 5.13 ("Taxes"); 5.17 ("Litigation," but only to the extent that it relates to currently pending litigation); 5.24 ("Brokers"); and 5.26 ("Investment Representations").

          (iv) The representations and warranties of RoweCom set forth in the following sections: 6.1 ("Authority"); 6.2 ("Enforceability"); 6.4 ("Brokers"); 6.5 ("Sufficient Funds"); 6.7 ("RoweCom Shares"); and 6.8 ("Litigation," but only to the extent that it relates to currently pending litigation).

     11.  General.

     11.1. Survival. The provisions of this Agreement, including the representations and warranties of the parties, and the provisions of the other documents executed and delivered in connection with this Agreement and the transactions contemplated by this Agreement will be deemed material, and, notwithstanding any investigation by or on behalf of any other party, will be deemed to have been relied on by each other party, and subject to the provisions of Section 8.6(c), will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     11.2. Expenses. RoweCom will be responsible for all of its own expenses, and those of the Stockholders, in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; but in no event will RoweCom be responsible for such expenses of the Stockholders in excess of $130,000 (including the $25,000 already paid by RoweCom to the Stockholders for this purpose). No expenses in connection with the transactions contemplated hereby will be charged by the Stockholders to the Company.

     RoweCom will also be responsible for certain expenses in connection with the registration of the RoweCom Shares, as provided in Section 4.

     11.3. Tax Withholding. Notwithstanding any other provision of this Agreement, all payments to be made pursuant to this Agreement are subject to applicable tax withholding and certification requirements, if any.

     11.4.  Benefits; No Assignments; No Third-Party Beneficiaries.

     (a) This Agreement will bind and inure to the benefit of the parties and their respective heirs, successors, and permitted assigns.

     (b) No party will assign any rights or delegate any obligations hereunder without the consent of the other parties, and any attempt to do so will be void.

     (c) Nothing in this Agreement is intended to or will confer any rights or remedies on any person other than the parties and their respective heirs, successors, and permitted assigns.

     11.5. Notices. All notices, requests, payments, instructions, or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective three business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this section):

     (a)  If to RoweCom:

          RoweCom Inc.
          725 Concord Avenue
          Cambridge, Massachusetts  02138
          Attention:  Louis Hernandez
                      Executive Vice President and CFO

          Telecopier No. (617) 497-6825

          with a copy (which will not constitute notice to RoweCom) sent at the same time and by the same means to:

          Brian Keeler, Esq.
          Bingham Dana LLP
          150 Federal Street
          Boston, Massachusetts  02110

          Telecopier No. (617) 951-8736

     (b)  If to any Stockholder:

          Julie Sue Beckerman/David Rifkin
          67 Wyandemere Drive
          Woodcliff Lake, New Jersey  07675

          Telecopier No.
                         ---------------

          with a copy (which will not constitute notice to the Stockholders or either of them) sent at the same time and by the same means to:

          David E. Zeltner, Esq.
          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York  10153

          Telecopier No. (212) 310-8007

     11.6. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

     11.7. Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

     11.8. Waivers. No waiver of any breach or default will be valid unless in a writing signed by the waiving party. No failure or delay in exercising any right will be a waiver of that or any other right, nor will a single or partial exercise of any right preclude any other or further exercise of that or any other right.

     11.9. Entire Agreement. This Agreement contains the entire understanding and agreement among the parties, and supersedes and terminates any prior understandings or agreements between or among them or any of them, with respect to its subject matter, including the letter of intent dated as of May 19, 1999.

     11.10. Governing Law. This Agreement and the transactions contemplated hereby will be governed by the internal laws of the State of New Jersey, without reference to principles of conflicts or choice of laws.

Each of the parties hereby (i) irrevocably consents to personal jurisdiction in each federal and state court located in Bergen County, New Jersey, and (ii) agrees that any claim or action under or arising out of this Agreement or the transactions contemplated hereby will be brought exclusively in such courts.

     11.11. Further Assurances. From time to time after the date hereof, each of the parties will use his, her, or its best reasonable efforts as promptly as is practicable to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary or appropriate to complete the transactions contemplated by this Agreement.

     11.12. Access to Company Records. From time to time after the date hereof until the seventh anniversary of such date, RoweCom will cause the Company to give each of the Stockholders reasonable access (subject to reasonable confidentiality restrictions), during normal business hours and on reasonable prior notice, to such books and records of the Company as such Stockholder may reasonably request for purposes of preparing and defending her or his tax returns, defending claims for indemnification, and similar legitimate purposes.


             [The rest of this page is intentionally left blank.]

     Executed and delivered under seal as of the date first above written.

                                                 ROWECOM INC.



                                                 By: /s/ Louis Hernandez
                                                     ------------------------
                                                     Louis Hernandez
                                                     Executive Vice President
                                                      and CFO



                                                     /s/ Julie Beckerman
                                                     ------------------------
                                                     Julie Sue Beckerman



                                                     /s/ David Rifkin
                                                     ------------------------
                                                     David Rifkin

                            EXHIBITS AND SCHEDULES


Exhibits

   A                 Employment Agreements

   B                 Stock Option Agreements


Schedules

Purchase Price Allocation Schedule

Disclosure Schedule